Exhibit 4.34

Reference: Renewal of Employment Agreement dated May 10, 2019 (the “Employment Agreement”)

By signing below both parties agree to renew the term of the Employment Agreement until May 9, 2021. Except as expressly set forth herein, all terms of the Employment Agreement remain in full force and effect, and constitute the legal, valid, binding and enforceable obligations of the parties thereto.

Executive:

By: /s/ Lijia Ni

Lijia Ni

ORIENTAL CULTURE HOLDING LTD

By: /s/ Yi Shao

Name: Yi Shao

Title: Chief Executive Officer